Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a description of Akumin Inc.’s (the “Company,” “we” or “us”) shares of common stock, no par value per share (“Common Shares”) registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s articles of amalgamation and bylaws, as amended, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read the Company’s articles of amalgamation and bylaws and the applicable provisions of the Ontario Business Corporations Act (the “OBCA”), for additional information.

Authorized Share Capital

Our authorized share capital structure consists of an unlimited number of shares of the following classes (all classes are without nominal or par value): common shares and preferred shares. No preferred shares have been issued to date.

Voting Rights

Each holder of our Common Shares is entitled to one vote for each share on all matters submitted to a vote of our stockholders, including the election of our directors. The rights attached to the Common Shares do not provide for cumulative voting rights or preemptive rights. Accordingly, the holders of a majority of our outstanding Common Shares entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. Subject to the Company’s articles of amalgamation and bylaws, at all meetings of the Board, every question shall be decided by a majority of the votes cast.

Dividend Rights

The holders of Common Shares are entitled to receive dividends if, as and when declared by our Board of Directors (the “Board”), subject to the rights of the holders of any other class of our shares entitled to receive dividends in priority to the Common Shares. Certain of the instruments governing our existing indebtedness restrict our rights to pay dividends to the holders of the Common Shares.

Liquidation, Dissolution or Winding Up

If we liquidate, dissolve or wind up, the holders of our Common Shares are entitled to share ratably in all assets legally available for distribution to shareholders after payment of any liquidation or distribution preference payable with respect to any other then outstanding classes of stock entitled to such preference.

Rights and Preferences

Our Common Shares have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to our Common Shares.

Board Classification

Members of our Board are elected on an annual basis and all directors will hold office for a term expiring at the close of the next annual meeting or until their respective successors are elected or appointed. Our Board is not classified.

Anti-Takeover Provisions of the Articles, By-Laws and the OBCA

Provisions of the Articles, By-Laws and the OBCA may delay or discourage transactions involving an actual or potential change in control of the Company or change in its management, including transactions in which shareholders might otherwise receive a premium for their Common Shares, or transactions that its shareholders might otherwise deem to be in their best interests. Among other things, such provisions include the following:

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In our by-laws, we have has included certain advance notice provisions with respect to the election of its directors (the “Advance Notice Provisions”). Only persons who are nominated by shareholders in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors. Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide us notice, in the prescribed form, within the prescribed time period.

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While the OBCA does not contain specific anti-takeover provisions with respect to business combinations, rules and policies of certain Canadian securities regulatory authorities contain requirements in connection with, among other things, “related party transactions” and “business combinations”, including, among other things, any transaction by which an issuer directly or indirectly engages in the following with a related party: acquires, sells, leases or transfers an asset, acquires the related party, acquires or issues treasury securities, amends the terms of a security if the security is owned by the related party or assumes or becomes subject to a liability or takes certain other actions with respect to debt.

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Under our articles of amalgamation, preferred shares may be issued in one or more series. Accordingly, our board of directors is authorized, without shareholder approval, but subject to the provisions of the OBCA, to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions, including dividend, liquidation and voting rights, as our board of directors may determine, and such special rights or restrictions, including dividend, liquidation and voting rights, may be superior to the common voting shares. The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could make it more difficult for a third-party to acquire a majority of our outstanding shares and thereby have the effect of delaying, deferring or preventing a change of control of us or an unsolicited acquisition proposal or of making the removal of management more difficult.

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The OBCA does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill”, which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares. However, pursuant to applicable Canadian securities laws, Canadian securities regulators have frequently ceased traded shareholder rights plans in the face of a take-over bid.

Warrants

As of December 31, 20121, warrants to purchase an aggregate of 17,114,093 Common Shares with an exercise price of $2.98 per share and an expiry term of ten years from date of issuance were outstanding. The warrants contain standard antidilution provisions that may change the number of shares or exercise price per warrant share. For more information, see Note 8,“Long-Term Debt” to the Notes to the Consolidated Financial Statements.

Registration Rights

Certain holders of our Common Shares are entitled to certain rights with respect to registration of such shares under the Securities Act pursuant to the terms of a registration rights agreement. For more information, see Exhibit 10.8, “Registration Rights Agreement, dated as of September 1, 2021”.

Listing

The Common Shares are traded on the Nasdaq Stock Market and the Toronto Stock Exchange under the symbol “AKU.”

Transfer Agent and Registrar

The registrar and transfer agent for our common shares is TSX Trust Company, located at 301 - 100 Adelaide Street West, Toronto, Ontario M5H 4H1. Continental Stock Transfer & Trust is co-transfer agent for our common shares, located at 1 State Street, 30th Floor, New York, New York, 1004.

Foreign Ownership of Our Common Shares

There is no limitation imposed by the articles of amalgamation on the right of a non-Canadian resident to hold or vote our Common Shares.

Ownership and Exchange Controls

Competition Act

Limitations on the ability to acquire and hold common shares may be imposed by the Competition Act (Canada). This legislation establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Mergers that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner of Competition (the “Commissioner”). Further, the Competition Act (Canada) permits the Commissioner to review any acquisition of control over or of a significant interest in our company, whether or not it is subject to mandatory notification. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal if it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

Investment Canada Act

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of an investment to establish a new Canadian business by a non-Canadian or of the acquisition by a non-Canadian of “control” of a “Canadian business”, all as defined in the Investment Canada Act. Generally, the threshold for advance review and approval will be higher in monetary terms for a member of the World Trade Organization. The Investment Canada Act generally prohibits the implementation of such a reviewable transaction unless, after review, the relevant minister is satisfied that the investment is likely to be of net benefit to Canada.

The Investment Canada Act contains various rules to determine if there has been an acquisition of control. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions. The acquisition of a majority of the voting shares of a corporation is deemed to be acquisition of control of that corporation. The acquisition of less than a majority but one-third or more of the voting shares of a corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquiror through the ownership of voting shares. The acquisition of less than one-third of the voting shares of a corporation is deemed not to be acquisition of control of that corporation.

In addition, under the Investment Canada Act, national security review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada, with the relevant test being whether such an investment by a non-Canadian could be “injurious to national security.” The Minister of Industry has broad discretion to determine whether an investor is a non-Canadian and therefore may be subject to national security review. Review on national security grounds is at the discretion of the federal government and may occur on a pre- or post-closing basis.

Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders. We cannot predict whether investors will find us and our common shares less attractive because we are governed by foreign laws.

Certain Canadian Federal Income Tax Considerations

The following summary describes, as of the date hereof, the material Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, Common Shares and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations

(collectively, the “Canadian Tax Act”), (1) is not, and is not deemed to be, resident in Canada for purposes of the Canadian Tax Act and any applicable income tax treaty or convention; (2) deals at arm’s length with us and each selling shareholder; (3) is not affiliated with us or any selling shareholder; (4) does not use or hold, and is not deemed to use or hold, common shares in a business or part of a business carried on in Canada; and (5) holds the common shares as capital property (a “Non-Canadian Holder”). This summary does not apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere or an “authorized foreign bank”, as that term is defined in the Canadian Tax Act. Such Non-Canadian Holders should consult their tax advisors for advice having regards to their particular circumstances.

This summary is based on the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies of the Canada Revenue Agency published in writing prior to the date hereof. It takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular shareholder, and no representations with respect to the income tax consequences to any particular shareholder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, you should consult your own tax advisor with respect to your particular circumstances.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the common shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act. The amount of any dividends, capital gains or capital losses realized by a Non-Canadian Holder may be affected by fluctuations in the Canadian exchange rate.

Dividends

Dividends paid or credited on the common shares or deemed to be paid or credited on the common shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident. For example, under the Canada-United States Tax Convention (1980), as amended, where dividends on the common shares are considered to be paid to a Non-Canadian Holder that is a beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%. We will be required to withhold the applicable withholding tax from any dividend and remit it to the Canadian government for the Non-Canadian Holder’s account.

Dispositions

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of a common share, unless such share is “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act at the time of disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, the common shares will not constitute “taxable Canadian property” to a Non-Canadian Holder at a particular time provided that the common shares are listed at that time on a “designated stock exchange” (as defined in the Canadian Tax Act), which includes the Nasdaq, unless at any particular time during the 60-month period that ends at that time.

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at least 25% of the issued shares of any class or series of our capital stock was owned by or belonged to one or any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, and

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more than 50% of the fair market value of the common shares was derived, directly or indirectly, from one or any combination of: (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as that term is defined in the Canadian Tax Act), (iii) “timber resource properties” (as that term is defined in the Canadian Tax Act) and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances, common shares could be deemed to be “taxable Canadian property.” Non-Canadian Holders whose common shares may constitute “taxable Canadian property” should consult their own tax advisors.